UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2012

Alere Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of principal executive offices)

Registrant’s telephone number, including area code: (781) 647-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2012, we issued a press release announcing the appointment of Namal Nawana as our new Chief Operating Officer, effective December 30, 2012. Mr. Nawana will assume responsibility for all commercial, R&D and operational functions, globally. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Mr. Nawana, age 42, comes to Alere from Johnson & Johnson, where he has spent 15 years in various leadership roles, spanning the fields of engineering, marketing, sales and general management, including in Canada, Europe, the United States and the Asia Pacific region. Most recently, Mr. Nawana served as the Worldwide President of DePuy Synthes Spine, a Johnson & Johnson company, responsible for, among other things, managing all operations globally. Prior to that, he was Area Vice President for Johnson & Johnson Medical’s operations in Australia and New Zealand, Chairman of the DePuy Asia Pacific Franchise Council, General Manager for DePuy Australia and General Manager for DePuy Canada.

Mr. Nawana’s compensation will consist of an annualized salary of $800,000, and he will be eligible for a salary review in April 2014. He will also be paid a $275,000 sign-on bonus in February, 2013.

Mr. Nawana will also be granted an option to purchase 200,000 shares of Alere common stock, and Restricted Stock Units (RSUs) as follows: 5,000 RSUs to vest one (1) year after the grant date, 5,000 RSUs to vest two (2) years after the grant date, and 100,000 RSUs to vest three (3) years after the grant date. If Mr. Nawana’s employment is involuntarily terminated, without cause, within 3 years, his RSUs would accelerate and fully vest. The RSUs will also accelerate and fully vest if Mr. Nawana terminates his employment voluntarily after one year, other than in presence of facts or circumstances which would constitute cause for termination by Alere.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 12, 2012, entitled “Alere Inc. Announces Hiring of Namal Nawana as Chief Operating Officer”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

BY:	/s/ Jay McNamara
Jay McNamara
Senior Counsel – Corporate & Finance

Dated: December 12, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 12, 2012, entitled “Alere Inc. Announces Hiring of Namal Nawana as Chief Operating Officer”